UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 9, 2021

Date of Report (Date of earliest event reported)

Can B̅ Corp.

(Exact name of registrant as specified in its charter)

Florida	000-55753	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 South Broadway, Suite 120 Hicksville, NY	11801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-595-9544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	CANB	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On May 17, 2021, Can B̅ Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with a group of institutional investors (collectively, the “Investors”) for the sale of convertible promissory notes. The transaction contemplated by the Purchase Agreement closed on May 24, 2021 (the “Closing Date”). Pursuant to the Purchase Agreement, the Company issued Original Issue Discount Senior Secured Convertible Promissory Notes with the aggregate principal amount of $1,500,000 (the “Notes”) and warrants to purchase up to an aggregate of 1,923,087 shares of the Company’s common stock (the “Warrants”) to the Investors and entered into a Registration Rights Agreement, an Addendum to Security Agreement, an Addendum to Intellectual Property Security Agreement, and an Addendum to Subsidiary Guaranty Agreement (the foregoing, collectively with the Purchase Agreement, Notes and Warrant, the “Transaction Documents”).

The Investors purchased the Notes, Warrants, and an aggregate of 221,096 commitment shares of the Company’s common stock (the “Shares”) for a total purchase price equal to $1,350,000 (the “Purchase Price”).

The Notes will accrue interest at a rate of 12% per annum, and this interest will be payable quarterly in cash or shares (subject to certain conditions) beginning on July 1, 2021. The Notes mature on January 31, 2022. The Company’s obligations under the Notes are secured by all of the assets, including intellectual property, of the Company and its subsidiaries. The Company’s obligations under the Notes are also guaranteed by the Company’s subsidiaries, Duramed Inc., Duramed MI, LLC, Pivt Labs, LLC, Pure Health Products, LLC, Imbibe Wellness Solutions, LLC, Botanical Biotech, LLC, and Green Grow Farms, Inc.

The Notes are convertible into common shares of the Company at a rate equal to $0.39 per share. The conversion price of the Notes may be adjusted upon the occurrence of certain events and may be declared immediately due and payable by the Investors in the event the Company defaults on any terms of the Notes or the other Transaction Documents. The Notes contain provisions limiting each Investor’s ability to convert any portion of its Note if such conversion would cause the Investor’s holdings in the Company to exceed 4.99% of the Company’s issued and outstanding shares of common stock, which limit may be waived but under no circumstances may any Investor convert any portion of a Note that would cause the Investor’s holdings to exceed 9.99% of the Company’s issued and outstanding shares of common stock. The Company also agreed to register shares converted by Investors, warrant shares and commitment shares under one or more registration statements filed with the Securities and Exchange Commission.

The Warrants are exercisable at a price of $0.45 per share or via cashless exercise in the event that the warrants are not registered within 180 days. The Warrants terminate on May 17, 2024. The Warrants contain provisions limiting each Investor’s ability to exercise the Warrants if such exercise would cause the Investor’s holdings in the Company to exceed 4.99% of the Company’s issued and outstanding shares of common stock, which limit may be waived but under no circumstances may any Investor exercise any Warrants that would cause the Investor’s holdings to exceed 9.99% of the Company’s issued and outstanding shares of common stock.

The Transaction Documents contain other covenants and restrictions common with this type of transaction, including but not limited to, true-up, anti-dilution, most favored nation and future participation clauses.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 9, 2021 and April 21, 2021, respectively, the Company acquired various pieces of equipment, including but not limited to combines, grapplers, forage wagons, a semi-tractor/trailer, mowers, and materials relating thereto. The equipment was purchased at auctions on behalf for a total purchase price of approximately $160,165. The assets had been seized by the bank of Colorado from affiliates of Brad Lebsock, the president of the Company’s subsidiary, Botanical Biotech, LLC, for debt owed the bank. The Company was able to obtain these assets at a discount through the auction and are intended to be used in its future farming operations.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See item 1.01 regarding the Notes and the obligations of the Company relating thereto.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 for discussion of the Shares, Warrants and Notes issued to the Investors. The Shares, Warrants and Notes were issued in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”), as amended, and Rule 506(b) of Regulation D as promulgated under the Securities Act.

Forward- Looking Statements

Statements contained in this Current Report that are not statements of historical fact are intended to be and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. The Company undertakes no obligation to update or revise the presentation or this Current Report to reflect future developments except as otherwise required by the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Can B̅ Corp.

Date: June 1, 2021	By:	/s/ Marco Alfonsi
Marco Alfonsi, CEO